Exhibit 99

                                                                    news release
AMERADA HESS CORPORATION           1185 Avenue of the Americas, N.Y., N.Y. 10036

                                                           FOR IMMEDIATE RELEASE

      AMERADA HESS SECURES FUTURE NATURAL GAS SALES FROM BLOCK A-18 OF THE
                MALAYSIAN-THAILAND JOINT DEVELOPMENT AREA (JDA)

New York, December 23, 2004. . . . . .Amerada Hess Corporation (NYSE: AHC)
announced that an agreement has been reached to secure future natural gas sales from Block A-18 of the Malaysia-Thailand Joint Development Area (JDA). The agreement also provides for the acceleration of natural gas sales from the Block. Amerada Hess and Petronas Carigali each own a 50% interest in the Block A-18 Production Sharing Contract (PSC).

The parties to the agreement are the Malaysian-Thailand Joint Authority, the Block A-18 PSC partners, and the buyers of the natural gas, PTT and Petronas.

Under the agreement, initial natural gas sales will be accelerated to commence during the first quarter of 2005 and will average 200 million cubic feet per day (mmcf/d) for 2005. In the fourth quarter of 2005, natural gas sales are expected to increase to 390 mmcf/d, when the buyers' gas separation plant is completed. Phase 1 gas sales of 390 million cubic feet per day commence on January 1, 2006, for a period of 20 years. Phase 2 natural gas sales, involving the delivery of an additional 400 mmcf/d, will commence in the first half of 2008 for a 20 year period. Under Phase 3, the sellers' have an option to deliver additional natural gas volumes commencing between 2010 and 2012, subject to further drilling success on Block A-18.

Amerada Hess estimates that net production from Block A-18 will exceed an average of 55 million cubic feet of natural gas equivalent per day (mmcfe/d) in 2005 and 140 mmcfe/d in 2006.

In exchange for the acceleration of additional phases of natural gas sales, the sellers have agreed to release the buyers from prior take or pay obligations and to reduce the base price associated with Phase 1
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production by 5%. The Block A-18 Production Sharing Contract partners, Amerada
Hess and Petronas Carigali, now have a firm schedule for Phase 1 production, including a new take-or-pay provision, and a clear framework for significant future natural gas sales and the wider development of the resources in the Block.

The Block A-18 Production Sharing Contract (PSC) is operated by Carigali-Triton Operating Company (CTOC), which is a joint-operating company owned equally by Amerada Hess and Petronas Carigali.

     About Amerada Hess Corporation

     Amerada Hess, headquartered in New York, is a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum products.

      Contact: Amerada Hess Corporation.......Jay R. Wilson (212) 536-8940